UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

VELODYNE LIDAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 17, 2021
To the Stockholders of Velodyne Lidar, Inc.:
It is my pleasure to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Velodyne Lidar, Inc., to be held on Thursday, June 10, 2021 at 9:00 a.m. (Pacific Daylight Time). The Annual Meeting will be completely virtual. You may attend the virtual meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.cesonlineservices.com/vldr21_vm.
Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you plan to virtually attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the internet or by mail by following the instructions on your proxy card. If you virtually attend the meeting you will have the right to revoke your proxy and vote electronically during the meeting via the live webcast. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.
On behalf of your Board of Directors, thank you for your continued support and interest.
Sincerely,
Anand Gopalan
Chief Executive Officer
5521 Hellyer Avenue
San Jose, CA 95138
(669) 275-2251
www.velodynelidar.com

Velodyne Lidar, Inc.
5521 Hellyer Avenue
San Jose, CA 95138
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 10, 2021
To the Stockholders of Velodyne Lidar, Inc.:
You are cordially invited to attend the Annual Meeting (the “Annual Meeting” or the “2021 Annual Meeting”) of Stockholders of Velodyne Lidar, Inc., a Delaware corporation (the “Company” or “Velodyne Lidar”). The meeting will be held on Thursday, June 10, 2021, at 9:00 a.m. (Pacific Daylight Time). The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.cesonlineservices.com/vldr21_vm.
At the Annual Meeting our stockholders will be asked:
1.
To elect two Class I directors, one of which Hamid Zarringhalam was nominated by the Board of Directors of the Company. The Class I directors will serve until the 2024 annual meeting of stockholders or until their respective successors have been elected or appointed. The Board of Directors of Velodyne Lidar does not recommend any candidate for election other than Mr. Zarringhalam.

2.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

3.
To conduct any other business properly brought before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 19, 2021. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
Your Board of Directors is pleased to nominate Hamid Zarringhalam as a Class I director on our Board of Directors.
Regardless of the number of shares you own, your VOTE is very important. Therefore, even if you presently plan to virtually attend the 2021 Annual Meeting, please vote or submit your proxy by following the instructions in the proxy materials and the WHITE proxy card that you received as soon as possible so that your shares can be voted at the 2021 Annual Meeting in accordance with your instructions. You may vote by proxy over the internet or by mail. For specific instructions on voting, please refer to the instructions on the WHITE the proxy card. If you do virtually attend the 2021 Annual Meeting and wish to vote electronically, you may withdraw your proxy at that time.
Please read the attached Proxy Statement, as it contains important information you need to know to vote at the 2021 Annual Meeting. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC (“Morrow Sodali”), at (800) 662-5200; banks and brokers can call collect at (203) 561-6945.
By Order of our Board of Directors
/s/ Michael Vella Michael Vella General Counsel and Acting Corporate Secretary
San Jose, California
May 17, 2021
You are cordially invited to attend the virtual meeting. Whether or not you expect to attend the virtual meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see “Questions and Answers about the Proxy Materials and Voting.”

Velodyne Lidar, Inc.
5521 Hellyer Avenue
San Jose, CA 95138
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2021
This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting” or the “2021 Annual Meeting”) of Velodyne Lidar, Inc. (sometimes referred to as “we,” “us,” “or,” the “Company” or “Velodyne Lidar”), which will be held virtually on Thursday, June 10, 2021, at 9:00 a.m. (Pacific Daylight Time) via live webcast by visiting www.cesonlineservices.com/vldr21_vm. We intend to begin mailing these proxy materials on or about , May 17, 2021 to all stockholders of record entitled to vote at the Annual Meeting.
INTERNET AVAILABILITY OF PROXY MATERIALS
You can find a copy of our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2020, on the website of the Securities and Exchange Commission (the “SEC”), at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website located at www.velodynelidar.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge from our proxy solicitor, Morrow Sodali, by sending a written request to VLDR@investor.morrowsodali.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
If you would like additional copies of this proxy statement or if you have questions about the proposals to be presented at the Annual Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

509 Madison Avenue Suite 1206 New York, NY 10022
Banks and Brokers Call: (203) 561-6945 Stockholders Call Toll Free: (800) 662-5200 E-mail: VLDR@investor.morrowsodali.com

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
You have received these proxy materials because the Board of Directors (our “Board” or the “Board of Directors”) of Velodyne Lidar, Inc. (“we”, “us,” “our,” the “Company” or “Velodyne Lidar”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”).
What is a virtual Annual Meeting?
The Annual Meeting will be conducted as a virtual meeting of stockholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location, improved communication and cost savings to our stockholders and support the health of our stockholders and employees given the emerging public health impact of the coronavirus outbreak (“COVID-19”). You can virtually attend the Annual Meeting by visiting www.cesonlineservices.com/vldr21_vm, where you will be able to vote your shares and submit your questions during the meeting via the Internet. There will not be a physical meeting location and you will not be able to attend in person.
How do I attend the virtual Annual Meeting?
We invite you to virtually attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the virtual meeting to vote your shares. Instead, stockholders of record may vote by Internet or by completing and mailing your WHITE proxy card, as described below.
The Annual Meeting will start at 9:00 a.m. (Pacific Daylight Time). We encourage you to access the meeting website prior to the start time to allow time to pre-register. If you encounter any difficulties accessing the virtual meeting during the pre-registration or meeting time, please contact Morrow Sodali support by phone at (800) 662-5200; banks and brokers can call collect at (203) 561-6945; or email at VLDR@investor.morrowsodali.com. Stockholders of record as of the record date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/vldr21_vm. Please have your proxy card containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. You will need your control number included on your proxy card for access. If you do not have your control number, please contact Continental Stock Transfer support by phone at (917) 262-2373 or email at proxy@continentalstock.com. If you hold shares through a bank or broker, Continental Stock Transfer will issue you a guest control number upon your providing proof of ownership so that you can attend the virtual Annual Meeting. Please allow up to 72 hours prior to the meeting for processing your control number.
Once you pre-register, you can vote during the virtual Annual Meeting. At the start of the Annual Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to Annual Meeting matters and therefore will not be answered.
What am I voting on?
There are two matters scheduled for a vote:
•
To elect two Class I directors, one of which Hamid Zarringhalam was nominated by the Board of Directors of the Company. The Class I directors will serve until the 2024 annual meeting of stockholders or until their respective successors have been elected or appointed. The Board of Directors of Velodyne Lidar does not recommend any candidate for election other than Mr. Zarringhalam.

•
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 19, 2021 will be entitled to vote at the Annual Meeting. On this record date, there were 193,872,211 shares of Company’s common stock (“Common Stock”) outstanding. The holders of our Common Stock have the right to one vote for each share of Common Stock they held as of the record date.
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on May 31, 2021 and will be accessible for ten days prior to the meeting at our principal place of business, 5521 Hellyer Avenue, San Jose, CA 95138, between the hours of 9:00 a.m. and 5:00 p.m. (Pacific Daylight Time).
How do I vote?
If, on April 19, 2021, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer, then you are a stockholder of record. Stockholders of record may vote by using the Internet or by mail as described below. Stockholders of record also may attend the virtual meeting and vote electronically.
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You may vote by using the Internet at www.cstproxyvote.com by following the instructions for Internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 9, 2021. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

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You may vote by mail by completing and mailing a WHITE proxy card.

•
The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to virtually attend the Annual Meeting. If you wish to vote electronically at the Annual Meeting, go to www.cesonlineservices.com/vldr21_vm and register using your unique control number that was included in the proxy card that you received in the mail.

If you hold shares through a bank or broker, please refer to your proxy card or other information forwarded by your bank or broker to see which voting options are available to you. If you plan to vote at the Annual Meeting you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, Continental Stock Transfer will issue you a guest control number upon your providing proof of ownership. Either way, you must contact Continental Stock Transfer, by phone at (917) 262-2373 or email at proxy@continentalstock.com, for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.
What if I return a WHITE proxy card but do not make specific choices?
If you return a signed and dated WHITE proxy card without marking any voting selections, your shares will be voted (i) “For” the election of Mr. Zarringhalam as a Class I director and (ii) “For” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. However, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. We have engaged Morrow Sodali to assist in the solicitation of proxies for the Annual Meeting. We have agreed to pay Morrow Sodali a fee of  $12,500 for consultation services and $12,500 for preparation in connection with the solicitation. We will also reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding our proxy materials to beneficial owners.
What does it mean if I receive more than one WHITE proxy card?
If you receive more than one WHITE proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each WHITE proxy card.
What if I share an address with another stockholder of Velodyne Lidar?
If you reside at the same address as another Velodyne Lidar stockholder, you and other Velodyne Lidar stockholders residing at the same address may receive a single copy of the proxy materials. This process, which has been approved by the SEC, is called “householding.” Once you receive notice from your broker or other nominee record holder that it will be “householding” our proxy materials, the practice will continue until you are otherwise notified or until you notify them that you no longer want to participate in the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you wish to receive a separate copy of the proxy materials, you may do so by making a written or oral request to: Velodyne Lidar, Inc., 5521 Hellyer Avenue, San Jose, CA 95138, Attention: Corporate Secretary or by calling (669) 275-2251. Upon your request, we will promptly deliver a separate copy to you. If you want to receive your own set of our proxy materials in the future, or if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number. The annual report and proxy statement are also available at www.cstproxyvote.com.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:
•
You may submit another properly completed proxy card with a later date.

•
You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 5521 Hellyer Avenue, San Jose, CA 95138.

•
You may virtually attend the Annual Meeting and vote electronically by going to www.cesonlineservices.com/vldr21_vm and using your unique control number that was included in the proxy materials that you received in the mail. Simply attending the meeting will not, by itself, revoke your proxy.

Who will solicit proxies on behalf of our Board of Directors?
Proxies may be solicited on behalf of our Board of Directors, without additional compensation, by the Company’s directors and employees.
The original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail, and personal solicitation by our directors and officers (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website at www.velodynelidar.com. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted as present for purposes of determining the presence of a quorum. For Proposal 1, abstentions will not be considered as votes cast for or against any director, and will therefore have no effect on the outcome of the vote. For Proposal 2, abstentions will not be considered as votes cast for or against any proposal, and will therefore have no effect on the outcome of the vote. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for such proposals.
If your shares are held by your bank or broker as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current applicable rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. All of our proposals, except for Proposal 2, are “non-discretionary” and therefore if you hold your shares through a broker, nominee, fiduciary or other custodian, your shares will not be voted on those proposals unless you provide voting instructions to the record holder.
How many votes are needed to approve each proposal?
•
Proposal 1 — Directors are elected by a plurality of the votes cast with respect to such director. This means that nominees receiving the most “For” votes will be elected. Abstentions and broker non-votes are not considered votes cast on this proposal and will not have any effect on the election of directors.

•
Proposal 2 — Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires a “For” vote from the majority of the votes cast at the Annual Meeting. Abstentions are not counted as a vote cast for or against the proposal and therefore have no effect on the outcome of the vote. Broker non-votes, if any, are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on April 19, 2021, the record date, are represented at the meeting by stockholders present online or by proxy. On the record date, there were in the aggregate 193,872,211 shares of Common Stock outstanding and entitled to vote. Thus 96,936,106 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
How will my shares be voted if I mark “Abstain” on my proxy card?
We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Annual Meeting for the proposals so marked.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.
When are stockholder proposals due for next year’s Annual Meeting?
If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Corporate Secretary of the Company on or before January 17, 2022. If you wish to submit a proposal to be presented at the 2022 annual meeting of stockholders, but which will not be included in the Company’s proxy materials, including to nominate a director, your notice must be received by the Corporate Secretary of the Company at Velodyne Lidar, Inc., 5521 Hellyer Avenue, San Jose, CA 95138, Attn: Corporate Secretary, no earlier than February 10, 2022 and no later than March 12, 2022. You are advised to review our amended and restated bylaws (the “bylaws”), which contain additional requirements about advance notice of stockholder proposals and director nominations. Stockholders may request a free copy of our bylaws by contacting our Corporate Secretary at 5521 Hellyer Avenue, San Jose, CA 95138, Attn: Corporate Secretary.
Who do I contact if I have further questions about voting or the Annual Meeting?
You may contact Morrow Sodali LLC at the following address and telephone number:

509 Madison Avenue Suite 1206 New York, NY 10022
Banks and Brokers Call: (203) 561-6945 Stockholders Call Toll Free: (800) 662-5200 E-mail: VLDR@investor.morrowsodali.com

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors and Executive Officers
The table below lists our directors and executive officers along with each person’s age as of April 19, 2021 and any other position that such person holds.
Name	Age	Position
Executive Officers
Dr. Anand Gopalan	41	Chief Executive Officer and Director
Andrew Hamer	57	Chief Financial Officer and Treasurer
Sally Frykman	36	Chief Marketing Officer
Joseph Michael Jellen	50	Chief Strategy Officer
Sinclair Vass	52	Chief Commercial Officer
James Barnhart	58	Chief Operating Officer
Mathew Rekow	51	Chief Technology Officer
Kathryn McBeath	58	Chief People Officer
Michael Vella	57	General Counsel and Acting Corporate Secretary
Laura Tarman	50	Vice President of Sales
Other Key Employees
Dr. Mircea Gradu	57	Senior Vice President of Quality and Validation
Non-Employee Directors
Joseph B. Culkin(3)	66	Chairman and Director
Michael E. Dee(1)(3)	64	Director
Marta Thoma Hall	69	Director
Deborah Hersman(3)	50	Director
Barbara Samardzich(1)(2)	62	Director
Christopher Thomas(1)(2)	46	Director
Hamid Zarringhalam(2)(3)	56	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

Executive Officers
Dr. Anand Gopalan.   Dr. Gopalan serves as our Chief Executive Officer, President and a member of the Board. Dr. Gopalan has served as Velodyne Lidar’s Chief Executive Officer since January 2020 and as a member of Velodyne Lidar’s Board since July 2019. Prior to becoming Velodyne Lidar’s Chief Executive Officer in January 2020, Dr. Gopalan served as Velodyne Lidar’s Chief Technology Officer from May 2017 until January 2020 and Vice President of Research and Development from June 2016 until May 2017. In his role as Chief Technology Officer, Dr. Gopalan was responsible for all the new technology and advanced product development at Velodyne Lidar. He further worked alongside Mr. Hall on technology and business strategy and was the technical face of Velodyne Lidar with all its major customers. Dr. Gopalan brings close to fifteen years of experience in electrical engineering, opto-electronics and semiconductors to us. Previously, Dr. Gopalan served in various technology executive roles, most recently as Vice President of Engineering at Rambus Incorporated, a microchip interface and architecture company, from March 2013 until May 2016. From June 2005 to March 2013, Dr. Gopalan served in various roles, including as Director of Research and Development and Mixed-Signal IP Development at Kawasaki Microelectronics, Inc., a microchip company. Dr. Gopalan holds a B.E. in electronics from the University of Mumbai, an M.S. in Electrical Engineering and a Ph.D. in Microsystems from Rochester Institute of Technology.

Andrew Hamer.   Mr. Hamer serves as our Chief Financial Officer and Treasurer. Mr. Hamer has served as Velodyne Lidar’s Chief Financial Officer and Treasurer since July 2019. Mr. Hamer served as interim Chief Financial Officer and Treasurer from April 2019 to July 2019. Previously, from October 2017 to September 2018, Mr. Hamer served as Chief Financial Officer of Anomali, Inc., a cybersecurity company. From October 2016 to April 2017, he served as Chief Financial Officer of Sungevity, Inc., a solar electricity company. From June 2010 to February 2016, Mr. Hamer served as Chief financial officer of ON24 Inc., a provider of cloud-based webcasting and virtual communication solutions. Prior to that, Mr. Hamer was Chief Financial Officer of Keynote Systems, Inc. and he held Chief Financial Officer and Vice President of Finance and Administration positions at KnowNow, Inc., IQ Labs and Intraspect Software, Inc. Prior to 2000, Mr. Hamer served in various financial positions at Excite@Home and Sybase, Inc. Mr. Hamer holds a Master of Accountancy from Florida International University and a B.S. in Accounting from the State University of New York at Binghamton.
Sally Frykman.   Ms. Frykman serves as our Chief Marketing Officer. Ms. Frykman has served as Velodyne Lidar’s Chief Marketing Officer since February 2021. Ms. Frykman served as Velodyne Lidar’s Chief Communications Officer from November 2020 to February 2021. Previously, from April 2019 to November 2020, Ms. Frykman served as Velodyne Lidar’s Vice President of Communications. From July 2018 to March 2019, Ms. Frykman served as Velodyne Lidar’s Director of Communications, Education and Business Development. Ms. Frykman served as Velodyne Lidar’s Communications and Education Manager from November 2017 to June 2018. From November 2016 to October 2017, Ms. Frykman served as Principal in San Leandro School District. From April 2016 to November 2016, Ms. Frykman served as Assistant Principal in San Leandro School District. Prior to that, Ms. Frykman served as a special education teacher in San Leandro School District from August 2012 to August 2016. Prior to 2016, Ms. Frykman served in various social worker positions at East Bay Innovations. Ms. Frykman holds a Bachelor’s Degree from University of California, Santa Barbara, a Master’s Degree from San Francisco State University and an Administrative Credential from California State University, East Bay.
Joseph Michael Jellen.   Mr. Jellen serves as our Chief Strategy Officer. Mr. Jellen has served as Velodyne Lidar’s Chief Strategy Officer since March 2021. Mr. Jellen previously served as Velodyne Lidar’s Chief Commercial Officer from January 2016 to March 2021, as President from January 2016 to December 2019 and as a member of Velodyne Lidar’s Board from August 2016 to December 2019. From November 2014 to May 2015, Mr. Jellen served as Vice President of Omron Adept Technology, Inc., a robotics and vision technology company. From May 2004 to August 2014, Mr. Jellen served in various capacities with subsidiaries of Danaher Corporation including Danaher Motion LLC, and Kollmorgen Corporation, most recently as Vice President and General Manager of Vehicles, Hybrid and Industrial. Prior to Danaher Corporation, Mr. Jellen worked for Motion Engineering Inc., from September 2001 to May 2004 as Director of Sales, from October 1998 to September 2001 as Field Sales Engineer and Sales Manager, and from October 1996 to October 1998 as Controls Applications Engineer. Mr. Jellen served from September 1993 to October 1996 as Manufacturing Engineer at Seagate Technology PLC. Mr. Jellen holds a B.S.E.E. in Electrical Engineering from Marquette University and an MBA from Boston University.
Sinclair Vass.   Mr. Vass serves as our Chief Commercial Officer. Mr. Vass has served as Velodyne Lidar’s Chief Commercial Officer since March 2021. Mr. Vass is responsible for driving revenue growth across all the Velodyne Lidar markets and geographies. Prior to joining Velodyne Lidar, Mr. Vass was President of the Laser Optics Business Unit at Focuslight Technologies Inc., a China based manufacturer of high-performance laser and optical beam steering solutions from October 2019 to March 2021. Before his time at Focuslight, Mr. Vass served in various capacities at Viavi Solutions, a network test, measurement and assurance technology company, most recently as Vice President of Sales, Product Management & Customer Service from October 2012 to October 2019. Mr. Vass has also held senior leadership positions at JDS Uniphase, New Focus Inc., Lucent Microelectronics, Hewlett Packard and Plessey Research Inc. Mr. Vass graduated with a BSc (Hons) in Physics from the University of Edinburgh and holds an MBA from the Open University.
James Barnhart.   Mr. Barnhart serves as our Chief Operating Officer. Mr. Barnhart has served as Velodyne Lidar’s Chief Operating Officer since March 2021. Prior to joining Velodyne Lidar, Mr. Barnhart served as Senior Vice President of Operations at Nanometrics Incorporated, a provider of process control metrology and inspection systems used primarily in the fabrication of semiconductors and other solid-state devices, from March 2018 until March 2021. From 2010 to March 2018, Mr. Barnhart served as Senior Vice President, Global Operations at Cymer LLC, a subsidiary of ASML Holding NV, a supplier of equipment for semiconductor companies. Mr. Barnhart also held various operational leadership roles with Areva Solar, Johnson & Johnson Pharmaceutical Research & Development, L.L.C. and Applied Materials, Inc. Mr. Barnhart holds an MBA from the Walter A. Haas School of Business at the University of California, Berkeley and a B.S. in Electrical Engineering from Washington State University’s College of Engineering.
Mathew Rekow.   Mr. Rekow serves as our Chief Technology Officer. Mr. Rekow has served as Velodyne Lidar’s Chief Technology Officer since January 2020. Prior to that, Mr. Rekow was previously Velodyne Lidar’s Director of Optical Engineering from January 2018 to January 2020 and Senior Principal Electro-Optical engineer from July 2015 to January 2018. From April 2009 to June 2015, Mr. Rekow served as Applications Lab Manager for ESI. Mr. Rekow holds a M.S. in Materials Engineering from Colorado State University, and a B.S. in Physics from the University of Idaho.
Kathryn McBeath.   Ms. McBeath serves as our Chief People Officer. Ms. McBeath joined Velodyne Lidar in October 2020 and is responsible for leading Velodyne Lidar’s global HR organization. Prior to joining Velodyne Lidar, Ms. McBeath was the Senior Director, HRBP Commercial Team for Nevro Corp., a medical device company, from August 2019 to October 2020. She served as the Head of HR for Corsair Components, Inc. (now Corsair Gaming, Inc.), a computer peripherals and hardware company, from April 2012 to August 2019. From August 2010 to September 2011 Ms. McBeath was the Director of Compensation and Benefits for Intuitive Surgical, a surgical robotics company. Prior to this she held various positions at Hewlett Packard in human resources and finance. Ms. McBeath holds a Bachelor’s degree in Business Administration with a concentration in Accounting from San Jose State University. In addition, she completed an Executive Leadership program through Stanford University.
Michael Vella.   Mr. Vella serves as our General Counsel and Acting Corporate Secretary. Mr. Vella joined Velodyne Lidar in May 2020 and has served as our General Counsel since May 2020 and Acting Corporate Secretary since April 2021. From January 1, 2019 to May 2020, Mr. Vella worked as a Partner of nTheta Limited, a cross-border consulting company, and as Vice President of Business Development at Managed Discovery, an electronic discovery company. From June 2010 until December 2018, Mr. Vella worked as Partner at the international law firm Jones Day. Previously, Mr. Vella worked as a Partner at Morrison & Foerster LLP, and as an Associate Attorney in other US law firms, and as a Judicial Clerk for the United States Claims Court. Mr. Vella is a California-licensed lawyer with over 25 years of international legal experience in both the US and Asia. During his legal career, Mr. Vella has advised both technology startups and multinational corporations on a broad range of legal matters involving international business operations, IP challenges, litigation and compliance matters.
Laura Tarman.   Ms. Tarman serves as our Vice President of Sales. Ms. Tarman is responsible for overseeing Velodyne Lidar’s North America sales and customer support efforts. She brings 15 years of experience in tech-related leadership and management with expert knowledge in lidar sensor solutions for autonomous mobility and people flow analysis. From 2019 to 2021, Ms. Tarman acted as Manager of Business Development and Director of Sales at Velodyne Lidar. From 2011 to 2019, Ms. Tarman managed sales organizations selling into key accounts — both domestically and internationally — and contributed year-over-year growth up to $50 million in revenue for Zayo Group, a network solutions provider. She held various leadership positions at Zayo Group in support of their communication network infrastructure and wireless technologies. Ms. Tarman holds a B.A. in Statistics and Music from California Polytechnic State University, San Luis Obispo.
Other Key Employees
Dr. Mircea Gradu.   Dr. Gradu serves as our Senior Vice President of Product and Quality. Dr. Gradu has served as Velodyne Lidar’s Senior Vice president of Product and Quality since September 2019 and has started with Velodyne Lidar in 2017 as Senior Vice President of Quality and Validation. With over 25 years of experience in the automotive and commercial vehicle industry, Dr. Gradu started his career at Daimler AG in Stuttgart, Germany, served as Vice President of Transmission Powertrain and Driveline Engineering and Head of Virtual Analysis at FCA Fiat Chrysler Automobiles from September 2007 to March 2014 and, prior to Velodyne Lidar, was Executive Director Engineering and Quality at Hyundai Motor America where he worked from April 2014 to August 2017. An SAE Fellow, Dr. Gradu has been awarded over 45 patents and has published numerous technical papers. Dr. Gradu holds a Master’s Degree in Mechanical Engineering from the Polytechnic Institute of Bucharest and a Ph.D. in Mechanical Engineering from the Technical University of Stuttgart, Germany.
Non-Employee Directors
Joseph B. Culkin.   Mr. Culkin serves as our Chairman. Mr. Culkin served as Chairman of Velodyne Lidar’s Board since February 2021 and served as a member of Velodyne Lidar’s Board since September 2016. In 1987, Mr. Culkin founded New Logic Research, Inc., a provider of high-performance membrane filtration systems, and has served in a variety of capacities including presently as Chief Technology Officer. Mr. Culkin holds a B.S. in Chemical Engineering from the University of Pennsylvania, an M.A. in Theoretical Fluid Mechanics from Johns Hopkins University, and a Ph.D. in chemical engineering from Northwestern University. We believe Mr. Culkin is qualified to serve as Chairman of the Board based on his operations and strategy experience in the scientific manufacturing industry.
Michael E. Dee.   Mr. Dee has served as a member of Velodyne Lidar’s Board since September 2020. Since November 2020, Mr. Dee has served as the Chief Financial Officer of PureCycle Technologies, Inc., a provider of recycling services. During his tenure, Mr. Dee helped raise over $730 million and complete a merger via a special purpose acquisition company. From September 2018 until the consummation of the business combination with Velodyne Lidar in September 2020, Mr. Dee was the President and Chief Financial Officer of Graf Industrial Corp (“Graf”). He also served as a member of Graf’s Board of Directors from October 2018 to September 2020. Mr. Dee was a Senior Advisor to the President for Finance of the Asian Infrastructure Investment Bank in Beijing from January 2016 to July 2016 and also served as a member of its Management and Investment Committee. From 2010 to 2015, Mr. Dee managed various philanthropic activities and private investments. Mr. Dee was Senior Managing Director  —  International of Temasek Holdings Private Limited, Singapore’s sovereign investment company, from 2008 to 2010 and also served as a senior member of its Management Committee and Investment Committee. Prior to joining Temasek, Mr. Dee worked as a Managing Director at Morgan Stanley where he was employed from 1981 to 2007 in a variety of senior positions in its capital markets, mergers and acquisitions and firm management divisions located in New York, London, Hong Kong, Singapore and Houston. Mr. Dee holds a B.S. in Economics from the Wharton School of the University of Pennsylvania. We believe Mr. Dee is qualified to serve as a member of the Board based on his extensive experience in capital markets, corporate finance, private equity and mergers and acquisitions.
Marta Thoma Hall.   Ms. Hall has served as a member of Velodyne Lidar’s Board since January 2020. Ms. Hall served as President of Velodyne Acoustics, Inc. from 2012 to 2015 and then as President of Velodyne Lidar, Inc. from 2015 until January 2020. Ms. Hall helped grow Velodyne Lidar through a focus on marketing, business development and leadership. During this time, alongside David Hall, Velodyne Lidar’s founder, Ms. Hall led Velodyne Lidar through the transition from selling acoustics equipment to developing and selling lidar to hundreds of customers. From January 2020 through February 2021, Ms. Hall served as Velodyne Lidar’s Chief Marketing Officer. Before joining Velodyne Lidar, Ms. Hall operated her own business, engaging with civic entities nationwide. Ms. Hall received the Most Influential Woman in Business Award in 2019 from the San Francisco Business Times. Ms. Hall holds a Master’s Degree from San Francisco State University and a Bachelor’s Degree from the University of California, Berkeley.
Deborah Hersman.   Ms. Hersman has served as a member of Velodyne Lidar’s Board since March 2021. Ms. Hersman was most recently Chief Safety Officer of Waymo, LLC (formerly Google’s self-driving car program), an autonomous driving technology development company, from January 2019 to December 2020. From May 2014 to January 2019, Ms. Hersman served as President and Chief Executive Officer of the National Safety Council, a nonprofit safety advocate focused on eliminating the leading causes of preventable death in workplaces, on the road and in communities. Ms. Hersman currently serves on the Board of Directors of NiSource Inc. and previously served as Chairman from 2009 to 2014 and board member from 2004 to 2014 of the National Transportation Safety Board. Ms. Hersman was a Senior Advisor to the U.S. Senate Committee on Commerce, Science and Transportation from 1999 to 2004. She served as Staff Director and Senior Legislative Aide to West Virginia Congressman Bob Wise from 1992 to 1999. Ms. Hersman holds Bachelor of Arts degrees in International Studies and Political Science from Virginia Polytechnic Institute and State University and an M.S. in Conflict Analysis and Resolution from George

Mason University. We believe that Ms. Hersman is qualified to serve as a member of the Board based on her leadership in transportation safety and extensive experience with safety policy legislation and advocacy.
Barbara Samardzich.   Ms. Samardzich has served as a member of Velodyne Lidar’s Board since October 2016. Ms. Samardzich retired from Ford Motor Company in October 2016 after 26 years in various roles. From November 2005 to January 2016, Ms. Samardzich held various senior leadership positions with Ford Motor Company, including most recently as Chief Operating Officer of Ford Europe, and prior to that, from November 2005 to October 2010, Ms. Samardzich served as the Vice President of Powertrain Operation. Prior to joining Ford, Ms. Samardzich held various engineering positions at Westinghouse Electric Corporation. Ms. Samardzich currently serves on the Board of Directors of Adient plc, where she is also a member of the Audit Committee and is Chair of the Compensation Committee, BRP Inc., where she is also Chair of the Investment and Risk Committee, and Aktiebolaget SKF. Previously, Ms. Samardzich served on the Board of Directors of MTS Systems Corporation. Ms. Samardzich holds a B.S. in Mechanical Engineering from University of Florida, an M.S. in Mechanical Engineering from Carnegie Mellon University, and an M.S. in Engineering Management from Wayne State University. We believe that Ms. Samardzich is qualified to serve as a member of the Board based on her experience serving as a director of numerous public and private companies and her significant international automotive industry experience. Ms. Samardzich has informed the Board that she will not be standing for re-election as a director when her term expires at the Company’s 2021 Annual Meeting of Stockholders.
Christopher (Chris) Thomas.   Mr. Thomas has served as a member of Velodyne Lidar’s Board since May 2020. Mr. Thomas is the Founder and Chairman of Integrated Insights, a global advisory firm. He was previously a Partner with McKinsey & Company from January 2011 to June 2020. Mr. Thomas served as co-Managing Partner for the Firm’s Global Digital Strategy service line as well as its Global IoT service line, and as the leader of its Asia Semiconductor Practice. Mr. Thomas’ client and research work focused on the artificial intelligence, automotive, cloud computing, smart home, server and storage end markets; the automotive, wireless, networking, power, analog, flash memory, and CPU product segments; and the semiconductor equipment, foundry and fabless verticals. Mr. Thomas also founded the CEO Circle, a regular gathering of more than 200 Chinese CxOs and China heads of multinational companies. Prior to McKinsey, Mr. Thomas spent ten years at Intel. Mr. Thomas was the General Manager of Intel China and also held multiple executive roles at Intel’s global headquarters. These included Chief of Staff to Intel’s Chief Sales, Marketing and Strategy Officer. Mr. Thomas began his career as a private equity investor at The Blackstone Group in New York City. Mr. Thomas is a Visiting Professor at Tsinghua University, a member of the Council on Foreign Relations and an invited member of the US-China Track II Dialogues on the Digital Economy. Mr. Thomas received an MBA from Stanford Business School, where he was an Arjay Miller Scholar, in 2000; a Master of Arts in Political Science, from Stanford University in 2000; and a Bachelor of Science in Economics, summa cum laude, from the Wharton School in 1996. We believe that Mr. Thomas is qualified to serve as a member of the Board based on his extensive international consulting and technology experience and financial expertise.
Hamid Zarringhalam.   Mr. Zarringhalam has served as a member of Velodyne Lidar’s Board since February 2021. Mr. Zarringhalam is Corporate Vice President of Nikon Corporation. In this capacity, he is simultaneously Chief Executive Officer of Nikon Ventures Corporation, Co-General Manager of the Digital Solutions Business Unit in Nikon Corporation and Executive Vice President of Nikon Precision Inc. Nikon Ventures Corporation is responsible for the external investments, strategic alliances and private equity strategy of Nikon Corporation. The Digital Solutions Business Unit is responsible for leveraging Nikon core competencies to enable and scale growth in new markets. As EVP of Nikon Precision, he is responsible for Nikon strategic partnership activities in Semiconductor Lithography in the United States. Mr. Zarringhalam joined Nikon in 1987, and in his tenure with Nikon, he has served in various senior management capacities in technology, operations, business development, and other corporate groups, including serving as President of Nikon Precision Europe. He currently serves on the Board of Morf3D, an aerospace additive manufacturing company, and wrnch, a Canadian Computer Vision technology company. He has also served in a Board capacity for several companies in the Nikon investment portfolio. Mr. Zarringhalam has a Bachelor of Science in Finance and a Master in Business Administration, both from the University of San Francisco. We believe that Mr. Zarringhalam is qualified to serve as a member of the Board based on his nearly 35 years of experience in technology, operations and business development.

Family Relationships
Joseph B. Culkin, a member of the Board, is the brother-in-law of David Hall, the husband of Marta Thoma Hall. The brother of Laura Tarman, our vice president of sales, is married to the daughter of Marta Thoma Hall, a member of the Board. James Schwandt, a son-in-law of Joseph B. Culkin, Chairman of Velodyne Lidar’s Board of Directors, has been employed by Velodyne Lidar since May 2017. Outside of the foregoing relationships, there are no other family relationships among any of our directors or executive officers.
Director Independence
The Board has determined that each of the directors on the Board other than Anand Gopalan, Joseph B. Culkin and Marta Thoma Hall qualify as independent directors, as defined under the listing rules of Nasdaq.
Controlled Company
Because Mr. Hall controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of Nasdaq. Therefore, we are not required to have a majority of our Board be independent, nor are we required to have an independent Compensation Committee or an independent Nominating and Governance Committee. However, in the event of additional exercises of our Public Warrants and if certain stockholders sell their shares of Common Stock, Mr. Hall could hold less than 50% of the voting power of our Common Stock. When Mr. Hall beneficially owns less than 50% of the total voting power of our Common Stock, we will no longer be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. At this time, the majority of our directors are independent, as are all of the members of the Audit and Compensation Committees. Three of the four members of the Nominating and Governance Committee are independent.
Board Oversight of Risk
One of the key functions of the Board is providing oversight of our risk management process. We do not anticipate having a standing risk management committee, but rather this oversight function will be performed through the Board as a whole, as well as through the various standing committees that address risks inherent in their respective areas of oversight. For example, the Audit Committee will be responsible for overseeing the management of risks associated with financial reporting, accounting, legal and auditing matters; the Compensation Committee will oversee the management of risks associated with our compensation policies and programs and the Nominating and Governance Committee will address environmental, social and corporate governance (“ESG”) matters.
Board Committees
Audit Committee
The members of the Audit Committee are Christopher Thomas, Barbara Samardzich and Michael Dee, each of whom can read and understand fundamental financial statements. Each of Mr. Thomas, Ms. Samardzich and Mr. Dee is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members. Mr. Thomas serves as the chair of the Audit Committee. Each of Ms. Samardzich and Mr. Dee qualifies as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of Nasdaq.
The Audit Committee assists the Board with its oversight of the following: the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; the design and implementation of our internal audit function and risk assessment and risk management. Among other things, the Audit Committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The Audit Committee also discusses with management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, will initiate inquiries into certain aspects of our financial and legal affairs. The Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by employees of concerns regarding questionable accounting, code of conduct, legal or auditing matters. In addition, the Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The Audit Committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with our independent registered public accounting firm. The Audit Committee reviews and oversees all related person transactions in accordance with our policies and procedures. Our Audit Committee met nine times from September 29, 2020 through December 31, 2020. Our Audit Committee charter can be found on the “Investors” section of our website at https://investors.velodynelidar.com.
Compensation Committee
The members of our Compensation Committee are Barbara Samardzich, Christopher Thomas and Hamid Zarringhalam. Ms. Samardzich is the chair of the Compensation Committee. Each member of the Compensation Committee is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members.
The Compensation Committee assists the Board in discharging certain of our responsibilities with respect to compensating our executive officers, and the administration and review of our incentive plans for employees and other service providers, including the equity incentive plans, and other matters related to our compensation programs. The Compensation Committee also assists the board with certain corporate governance matters, such as the succession planning for the Chief Executive Officer and other executive officers. The Compensation Committee plans to meet at least twice each year and may otherwise meet at such times and places as the Committee determines. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer and any other executive officer that serves on the Board may not be present during voting or deliberations of the Compensation Committee regarding his or her compensation. The charter of the Compensation Committee grants the Committee full access to all books, records, facilities and personnel of the Company. In addition, the Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel, or other advisors of its choosing, and the Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable fees to any such advisor retained by the Committee. The Compensation Committee has direct responsibility for the appointment, compensation and oversight of the work of any such advisors engaged for the purpose of advising the Committee. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2020, the Compensation Committee retained Radford as its independent compensation consultant to assist the Compensation Committee in making executive compensation recommendations. See “Executive Compensation” below for additional information regarding our Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, including the role of compensation consultants. Our Compensation Committee met two times from September 29, 2020 through December 31, 2020. Our Compensation Committee charter can be found on the “Investors” section of our website at https://investors.velodynelidar.com.
Nominating and Governance Committee
The members of the Nominating and Governance Committee are Michael Dee, Joseph B. Culkin, Deborah Hersman and Hamid Zarringhalam. Mr. Dee is the chair of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is independent (other than

Mr. Culkin) under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to Nominating and Governance Committee members. The Nominating and Governance Committee assists the Board in identifying individuals qualified to become members of our Board, evaluating qualifications of directors and recommending to our Board the persons to be nominated for election as directors and to each of the committees of our Board. The Nominating and Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members.
Our Nominating and Governance Committee believes that the minimum qualifications and skills that candidates for director should possess include (a) the highest professional standards and personal ethics and values, (b) broad experience at the policy-making level in business, government, education, technology or public interest, (c) a commitment to enhancing stockholder value and (d) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Committee also considers the following factors, in no particular order of importance: (a) various and relevant career experience, (b) relevant skills, such as an understanding of the Company’s business, (c) financial expertise, (d) diversity and (e) local and community ties. However, our Nominating and Governance Committee retains the right to modify these qualifications from time to time.
Under our corporate governance guidelines diversity is one of several critical factors that the Nominating and Governance Committee considers when evaluating the composition of our Board of Directors, amongst other critical selection criteria. We consider various diversity factors when considering director candidates, including race, ethnicity, gender, national origin, and geography. Our Board of Directors currently includes directors with a range of diversity. We believe each director contributes to our Board of Director’s overall diversity by providing a variety of perspectives based on distinct personal and professional experiences and backgrounds. We are committed to maintaining and enhancing the diversity of our Board of Directors and in furtherance of this, the Nominating and Governance Committee will conduct annual self-evaluations to assess its performance and effectiveness, which we expect will include its consideration of diversity and other selection criteria.
Our Nominating and Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by our Board of Directors or our Nominating and Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by our Nominating and Governance Committee, the stockholder recommendation should be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation. Our Nominating and Governance Committee was formed in March 2021. Our Nominating and Governance Committee charter can be found on the “Investors” section of our website at https://investors.velodynelidar.com.
Board Leadership Structure
Our Board of Directors is currently chaired by Mr. Culkin. As a general policy, our Board of Directors believes that separation of the positions of chairperson of our Board of Directors and Chief Executive Officer reinforces the independence of our Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board of Directors as a whole. As such, Dr. Gopalan serves as our Chief Executive Officer while Mr. Culkin serves as the chairperson of our Board of Directors but is not an officer of the Company. We currently expect and intend the positions of chairperson of our Board of Directors and Chief Executive Officer to continue to be held by two individuals in the future.
Stockholder Communications with our Board of Directors
Stockholders wishing to communicate with our Board of directors or with an individual member of our Board of Directors may do so by writing to our Board of Directors or to the particular member of our Board of Directors, care of the Corporate Secretary by mail to our principal executive offices, Attention: Corporate Secretary. The envelope should indicate that it contains a stockholder communication. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.
Meetings of the Board of Directors
Our Board of Directors met twelve times in 2020, including seven times since the completion of the business combination, from September 29, 2020 through December 31, 2020. Each member of our Board of Directors attended 75% or more of the aggregate of the meetings of our Board of Directors and of the committees on which he or she served, held during the period for which such member was a director or committee member. Members of our Board of Directors and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2020. While we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders all directors are encouraged to attend. All of the directors serving at the time of last year’s meeting, held as a special meeting in lieu of an annual meeting, attended that meeting.
Code of Conduct
The Board has adopted a Code of Conduct (the “Code”). The Code applies to all of our employees, officers and directors, as well as all of our contractors, consultants, suppliers and agents in connection with their work for us. The full text of the Code is posted on our website at www.velodynelidar.com under the “Investors” section. We intend to disclose future amendments to, or waivers of, the Code, as and to the extent required by SEC regulations, at the same location on the website identified above or in public filings. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement.
Hedging and Pledging Policies
Our insider trading policy prohibits our directors, officers (including our executive officers), employees and agents, as well as their immediate family members and other persons living in their households (“Company Associated Persons”) from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Our insider trading policy also prohibits Company Associated Persons from pledging our securities as collateral for loans without prior approval of our Chief Financial Officer or General Counsel or their appointed designee (each, a “Compliance Officer”).
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of Velodyne Lidar’s Board or Compensation Committee.
Director Compensation
Velodyne Lidar has a non-employee director compensation program. Pursuant to the program, non-employee directors will receive cash and equity compensation set forth below for their service in 2021.
Cash Compensation
Each member of our Board who is not an employee is paid an annual retainer of $45,000 for service, payable on a quarterly basis. In addition, members of our Board are paid additional annual retainer amounts as follows:
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$35,000 for service as the chairperson of our Board;

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$20,000 for service as the chair of our Audit Committee;

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$15,000 for service as the chair of our Compensation Committee;

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$10,000 for service as the chair of our Nominating and Governance Committee;

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$10,000 for service (other than as the chair) on our Audit Committee;

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$7,500 for service (other than as the chair) on our Compensation Committee; and

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$5,000 for service (other than as the chair) on our Nominating and Governance Committee.

To the extent a new Board committee is formed, the chair will receive an annual retainer of $12,500 and the members of the new committee will receive an annual retainer of $5,000.
Non-employee directors serving on Board committees will receive an additional per meeting fee of $750 ($1,000 in the case of a Board committee chair) if the number of meetings of the Board Committee exceeds 5 meetings up until 40 meetings. The number of meetings is calculated on a calendar year basis. However, the initial computation period shall be from September 29, 2020 through February 25, 2021 and the second computation period shall be from February 26, 2021 through December 31, 2021.
Non-employee Board members are also eligible for reimbursement of reasonable out-of-pocket travel expenses incurred in attending Board and Committee meetings.
Equity-Based Compensation
New directors receive an initial grant of $150,000 of restricted stock units (“RSUs”) (measured based on the average closing price of our Common Stock for the 30 days immediately prior to the annual meeting of stockholders for new directors elected at the annual meeting of stockholders or 30 day average prior to the appointment date for directors appointed outside the annual meeting of stockholders) that vests over a three-year period.
Directors serving on the Board immediately after the annual meeting of stockholders also receive an automatic annual grant of $150,000 of RSUs (measured based on the average closing price of our common stock for the 30 days immediately prior to the annual meeting of stockholders), which RSUs will vest in full subject to the director’s continued service through the following annual meeting of stockholders. The awards will vest in full in the event of a “change in control” as defined in our 2020 Equity Incentive Plan.
In addition, immediately prior to the 2021 annual meeting of stockholders, Barbara Samardzich and Christopher Thomas will be granted vested stock awards having an annualized value of $150,000, prorated for service between September 29, 2020 and June 10, 2021, the 2021 Annual Meeting date.
2020 Director Compensation
After the completion of the business combination, from September 29, 2020 through December 31, 2020, Velodyne Lidar’s non-employee directors received cash compensation and stock awards for their service on Velodyne Lidar’s Board of Directors and for service on any Committees thereof.
David Hall, Velodyne Lidar’s Executive Chairman, and Marta Hall, Velodyne Lidar’s Chief Marketing Officer during fiscal year 2020 through February 2021, did not receive any additional compensation for their service as a member of Velodyne Lidar’s Board.
The following table sets forth information regarding the compensation of Velodyne Lidar’s non-employee directors during the year ended December 31, 2020:
Name	Stock Awards ($)(1)	Fees Earned or Paid in Cash ($)(2)	Total ($)
Joseph B. Culkin	—	$11,596.16	$11,596.16
James Graf(3)	—	$13,528.85	$13,528.85
Michael Dee	—	$14,173.08	$14,173.08
Barbara Samardzich(4)	$663,285.79	$18,038.47	$681,324.26
Christopher Thomas(5)	$925,779.10	$18,682.70	$944,461.80

(1)
Represents the aggregate grant date fair value of RSU awards granted during 2020 to non-employee directors, computed in accordance with FASB ASC Topic 718 and SEC rules. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. See Note 8 to Velodyne Lidar’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the assumptions made by us in determining the grant date fair value of Velodyne Lidar’s equity awards. The values reflect the sum of the grant date fair value for both RSU awards originally granted to the director in 2020 and for the additional incremental values resulting from our modification during 2020 of RSUs held by the director (whether granted in 2020 or granted during a prior year). The RSUs were modified on October 30, 2020 when our Board of Directors waived the liquidity event vesting condition that had applied to the awards requiring completion of an initial public offering or a change in control of Velodyne Lidar in light of completion of the business combination with Graf Industrial Corp.

(2)
Represents cash retainers for service on Velodyne Lidar’s Board of Directors and any Committees thereof as described above.

(3)
James Graf resigned from Velodyne Lidar’s Board of Directors in February 2021.

(4)
The amount comprises $38,560.50 for 1,558 RSUs newly granted in 2020 and $624,725.29 for 102,823 RSUs RSU awards modified in 2020. As of December 31, 2020, Ms. Samardzich held 1,558 RSUs granted in 2020 subject to a service-based vesting requirement which will be satisfied with respect to 100% of the RSUs if she remains in continuous service through March 29, 2021. She also held 102,823 RSUs which were vested but unsettled as of December 30, 2020.

(5)
As of December 31, 2020, Mr. Thomas held 73,445 RSUs subject to a service-based requirement, which was initially structured to be satisfied with respect to 25% of the RSUs if he remains in continuous service through May 29, 2021 and with respect to 6.25% of the RSUs if he completes each three-month period of continuous service thereafter. On January 28, 2021, the Board of Directors amended the RSUs so that the service-based requirement was satisfied with respect to 25% of the RSUs on such date and will be satisfied with respect to the remaining RSUs over each three-month period of continuous service thereafter. The Board of Directors also agreed to accelerate the satisfaction of the service-based requirement of any remaining RSUs held by Mr. Thomas if he is removed from the Board of Directors under certain circumstances or if he resigns for good reason.

Graf’s Director Compensation Program Prior to Completion of the Business Combination
Prior to the business combination, none of the directors of Graf received any cash compensation for services rendered. The directors of Graf and any of their affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on Graf’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by directors in connection with activities on Graf’s behalf. Graf’s audit committee reviewed, on a quarterly basis, all payments that were made to Graf’s directors or their affiliates. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, were paid to Graf’s directors or any of their affiliates prior to the completion of the business combination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 19, 2021 for:
•
each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

•
each of our directors and director nominee;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.
We have based our calculation of the percentage of beneficial ownership on 193,872,211 shares of our Common Stock outstanding as of April 19, 2021. We have deemed shares of our Common Stock subject to stock options or RSUs that are currently exercisable or exercisable or that will settle within 60 days of April 19, 2021 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is 5521 Hellyer Avenue, San Jose, CA 95138.
Directors and Named Executive Officers(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Joseph B. Culkin(2)	13,559,196	7.0
Anand Gopalan(3)	1,219,062	*
Marta Thoma Hall(4)	6,182,977	3.2
Barbara Samardzich(5)	104,381	*
Christopher Thomas(6)	24,064	*
Michael Dee(7)	556,945	*
Hamid Zarringhalam	—	—
Deborah Hersman	—	—
Thomas Tewell(8)	185,138	*
All Executive Officers and Directors as a Group (17 individuals)(9)	25,846,282	13.3
Greater than 5% Stockholders
David S. Hall	59,839,944	30.9
Shares subject to voting proxy(10)	39,370,761	20.3
Total	99,210,705	51.2
Entities affiliated with Baidu Holdings Limited(11)	15,504,468	8.0

*
Less than 1%.

(1)
This information is based on 193,872,211 shares of common stock outstanding at April 19, 2021. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Velodyne believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 5521 Hellyer Avenue, San Jose, California 95138.

(2)
Consists of (i) 11,921,453 shares of common stock held by Mr. Culkin and (ii) 1,637,743 shares of common stock held by a trust for which Mr. Culkin serves as a trustee. Mr. Hall holds a proxy over all such shares of common stock.

(3)
Consists of (i) 745,669 shares of common stock held by Dr. Gopalan, (ii) 170,430 shares of common stock issuable pursuant to RSUs held by Dr. Gopalan that will be time-based vested within 60 days of April 19, 2021 and (iii) 302,963 shares of common stock subject to stock options exercisable within 60 days of April 19, 2021.

(4)
Consists of (i) 6,125,609 shares of common stock held by Ms. Hall and (ii) 57,368 shares of common stock issuable pursuant to RSUs held by Ms. Hall that will be time-based vested within 60 days of April 19, 2021. Mr. Hall holds a proxy over all such shares of common stock.

(5)
Consists of (i) 102,823 shares of common stock held by Ms. Samardzich and (ii) 1,558 shares of common stock issuable pursuant to RSUs held by Ms. Samardzich that will be time-based vested within 60 days of March 10, 2021.

(6)
Consists of 24,064 shares of common stock issuable pursuant to RSUs held by Mr. Thomas that will be time-based vested within 60 days of April 19, 2021.

(7)
Consists of (i) 50,018 shares of common stock held by Mr. Dee, (ii) 300 shares of common stock held by a trust of which one of Mr. Dee’s children is the beneficiary and for which Mr. Dee serves as a trustee, (iii) 120,000 PIPE Shares held by Spar City Capital LLC and (iv) 386,627 shares of common stock underlying Public Warrants owned directly by Mr. Dee. Mr. Dee has voting and investment power over the shares of common stock held by Spar City Capital LLC, as Mr. Dee serves as such entity’s Managing Member. Mr. Dee is also a member of Graf Acquisition LLC. Mr. Dee does not have voting or investment power over any shares held by Graf Acquisition LLC, except to the extent of any direct or indirect pecuniary interest he may have therein.

(8)
In March 2021, we transitioned Mr. Tewell from his role as Chief Operating Officer and he resigned his employment with us.

(9)
Consists of (i) 20,920,172 shares of common stock, (ii) 3,741,876 shares of common stock issued pursuant to a RSA, which is subject to a liquidity event vesting condition that is expected to be waived by the Board in 2021, (iii) 494,644 shares of common stock issuable pursuant to RSUs that will be time-based vested within 60 days of April 19, 2021, (iv) 302,963 shares of common stock subject to stock options exercisable within 60 days of April 19, 2021 and (v) 386,627 shares of common stock underlying Public Warrants. Mr. Hall is expected to hold a voting proxy over 19,742,173 of the 20,920,172 shares of common stock included in subpart (i) of this footnote, and 57,368of the 494,644 shares of common stock included in subpart (iii) of this footnote. Excludes the shares of common stock held by Mr. Tewell who resigned his employment with us in March 2021.

(10)
Consists of shares of common stock, and shares of common stock issuable pursuant to RSUs that will be time-based vested within 60 days of April 19, 2021, in each case held by certain pre-business combination Velodyne stockholders over which, except under limited circumstances, Mr. Hall holds an irrevocable proxy, pursuant to agreements between Mr. Hall and such stockholders, including certain of the Company’s directors, as indicated in the footnotes above. Velodyne does not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Exchange Act, as amended, as Mr. Hall exercises voting control over these shares.

(11)
Consists of (i) 13,065,444 shares of common stock held by Baidu (Hong Kong) Limited, and (ii) 2,439,024 shares of common stock held by Baidu Holdings Limited. Baidu (Hong Kong) Limited, a Hong Kong company, is a wholly-owned subsidiary of Baidu Holdings Limited, a British Virgin Islands company, which is wholly owned by Baidu, Inc., a Cayman Islands company listed on the Nasdaq Global Select Market. Baidu, Inc. may be deemed to beneficially own all of the shares held by Baidu (Hong Kong) Limited and Baidu Holdings Limited. The address for Baidu (Hong Kong) Limited is Suite 2409, Everbright Centre, 108 Gloucester Road, Wanchai, Hong Kong and for Baidu Holdings Limited is Offshore Incorporation Limited of P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions with Respect to Graf Industrial Corp.
Working Capital Warrants
In September 2020, 500,000 working capital warrants were issued to Graf Acquisition LLC in satisfaction of working capital loans made to Graf by Graf Acquisition LLC. The working capital warrants are exercisable for an aggregate of 375,000 shares of our Common Stock at an exercise price of $11.50 per share and the terms of the working capital warrants are substantially similar to the publicly-traded warrants. The amount of the working capital loan that was discharged was $375,000.
Subscription Agreement
On July 2, 2020, Graf Acquisition LLC (the “Sponsor”) entered into a Subscription Agreement with Graf, pursuant to which it agreed to purchase an aggregate of 950,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $9,500,000, from Graf in a private placement that closed immediately prior to the closing of the business combination on September 29, 2020. The Sponsor assigned its obligations to purchase the shares to one or more of its beneficial members and/or their affiliates prior to the closing.
Related Party Transactions with Respect to Velodyne Lidar
The following is a description of transactions since January 1, 2019 and currently proposed transactions in which:
•
Velodyne Lidar has been or is to be a participant;

•
the amount involved exceeded or exceeds $120,000; and

•
any of Velodyne Lidar’s directors, executive officers or holders of more than 5% of its capital stock prior to the business combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Employment Arrangements with Immediate Family Members of Velodyne Lidar’s Executive Officers and Directors
Marta Thoma Hall, spouse of David Hall, Velodyne Lidar’s former Chairman and CEO, was employed by Velodyne Lidar as Chief Marketing Officer from August 2011 until February 2021 and is a current member of Velodyne Lidar’s Board of Directors. As Velodyne Lidar’s Chief Marketing Officer, Ms. Hall was responsible for marketing and business development efforts. See “Executive Compensation — 2020 Summary Compensation Table” for a description of Ms. Hall’s compensation.
James Schwandt, a son-in-law of Joseph B. Culkin, Chairman of Velodyne Lidar’s Board of Directors, has been employed by Velodyne Lidar since May 2017. During the year ended December 31, 2020, Mr. Schwandt had total cash compensation, including base salary, bonus and other compensation, of $263,106.
David Heeren, a son-in-law of Marta Thoma Hall, a member of Velodyne Lidar’s Board of Directors, has been employed by Velodyne Lidar since March 2017. Mr. Heeren serves as senior technical product marketing manager. During the year ended December 31, 2020, Mr. Heeren had total cash compensation, including base salary, bonus and other compensation, of $190,549.
The brother of Laura Tarman, our Vice President of Sales, is married to the daughter of Marta Thoma Hall, a member of the Board of Directors.
James Schwandt, David Heeren and Laura Tarman continue to be employed by Velodyne Lidar.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Amended and Restated Certificate of Incorporation and bylaws also provide the Board of Directors with discretion to indemnify officers and employees when determined appropriate by our Board of Directors.
We entered into new indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Amended and Restated Certificate of Incorporation and bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.
Leases
In January 2017, Velodyne Lidar entered into a five-year lease agreement with Hellyer-DMHall Properties, LLC, an affiliate of David Hall, Velodyne Lidar’s then Chief Executive Officer and director, and Marta Thoma Hall, Velodyne Lidar’s then Chief Marketing Officer and current director. In October 2019, Velodyne Lidar extended the lease for an additional five years and agreed to annual increases of 3% beginning in January 2020. Under the extended lease agreement, Velodyne Lidar leases approximately 205,000 square feet of office and manufacturing space in San Jose, California as its corporate headquarters. As of December 31, 2020, future minimum lease payments total $24.3 million related to this facility. Rent expense was $3.3 million, $3.1 million, and $3.0 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Customer Agreements
In July 2017, Velodyne Lidar entered into a supply agreement with Baidu (Hong Kong) Limited, which, together with its affiliates (Baidu), was a holder of more than 5% of Velodyne Lidar’s capital stock prior to the completion of the business combination. Entities affiliated with Baidu have made payments to Velodyne Lidar of approximately $0.3 million for the year ended December 31, 2020. Entities affiliated with Baidu continue to be important customers and stockholders.
Ford Letter Agreement
In July 2020, Graf and Velodyne Lidar entered into a letter agreement with Ford Motor Company, a former greater than 5% stockholder, granting Ford Motor Company the right to have any shares of Common Stock issued to it in the business combination included in the registration statement filed for purposes of registering the shares issuable upon exercise of the public warrants. In the letter agreement, Graf and Velodyne Lidar agreed that any shares of Common Stock issued to Ford Motor Company in the business combination will not be subject to a lock-up or market stand-off agreement. Ford Motor Company has reported that it is no longer a greater than 5% stockholder.
Policies and Procedures for Related Party Transactions
Our related party transaction policy provides that officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with us without the prior consent of the Audit Committee, or other independent members of the Board of Directors in the event it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the Audit Committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the Audit Committee will take into account all of the relevant facts and circumstances available.
All of the transactions described in this section were entered into prior to the adoption of this policy.

EXECUTIVE COMPENSATION
For Velodyne Lidar, 2020 was a year of challenges, transition, and ultimately success as we were able to achieve our goal of becoming a publicly-traded company. At the beginning of the year, we began a transition of leadership to ensure strong alignment of the team to focus on going public and meeting our financial goals. Our first major leadership transition was promoting Dr. Anand Gopalan from CTO to CEO and appointing him to serve as a member of the Board of Directors. Since then, we have made many additional key hires to build a foundation for future growth. As we prepared for 2020, we ultimately had to adapt to COVID-19. Despite the challenges of the COVID-19 pandemic and its impacts on our business, we achieved many notable milestones.
For SEC reporting purposes, we are a “smaller reporting company,” and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand our executive compensation. Accordingly, this section includes supplemental narratives that describe the 2020 executive compensation of our named executive officers.
As described in this section, decisions regarding executive compensation are guided by our compensation philosophy, which is built on the following principles:
•
Align the interests of executive officers with those of stockholders in a manner that does not encourage excessive risk-taking,

•
Pay for performance and the achievement of strategic, financial and leadership objectives,

•
Design awards to drive the achievement of strategic business objectives that increase stockholder value,

•
Keep compensation competitive to attract, motivate and retain an executive team that continues to drive success, and

•
Reflect business conditions and compensation practices to be aligned with our approved peer group to ensure our executive compensation practices are appropriately competitive.

Our named executive officers for the year ended December 31, 2020 are the following individuals:
•
Anand Gopalan, Chief Executive Officer and Director,

•
Marta Thoma Hall, Chief Marketing Officer and Director, and

•
Thomas R. Tewell, Chief Operating Officer.

Leadership Transitions
For Velodyne Lidar, 2020 was a year of substantial change. In September 2020, via a “SPAC” transaction with Graf Industrial Corporation, we transitioned from a private to a public company. Accordingly, with the change in roles and responsibilities associated with operating as a public company, we took a number of key steps during 2020 including: (1) we established a formal Compensation Committee (the “Committee”) comprised of three independent directors, (2) we hired Radford (part of the Rewards Solutions practice at Aon plc) as our independent compensation consultant, (3) we established a compensation peer group, and (4) we revisited the roles and responsibilities for executive management in light of our new status as a public company. The Committee also recommended adjustments to our executive compensation programs to the full Board of Directors where it deemed appropriate.
In January 2020, in anticipation of the potential transition to a public company, Dr. Anand Gopalan was promoted to serve as the Chief Executive Officer of Velodyne Lidar. Dr. Gopalan’s compensation was adjusted at the time of his promotion and that compensation is reflected in this section. Following our transition into a public company, Dr. Gopalan’s contract was renegotiated in January 2021. Dr. Gopalan’s employment agreement with us is described below in “Narrative to the Summary Compensation Table.”

Executive Summary
2020 Business Highlights
In 2020, we completed the business combination with Graf Industrial Corp to create a pure-play lidar company. Key 2020 results include:
•
Revenue of $95.4 million (despite the impact of COVID-19)

•
Cash balance of $350 million (as of December 31, 2020)

•
22 new multi-year agreements awarded bringing the Company’s total to 25

•
Over 300 customers

•
Delivery of 11,700 sensors

2020 Compensation Actions
In this section and tables and narrative that follow, we describe the material components of the executive compensation programs for the named executive officers and the processes we utilize at this time as a newly public company in overseeing our executive compensation programs.
In addition to fiscal year 2020 being a time of transformation for Velodyne Lidar, it was also a time of unprecedented challenges due to the global COVID-19 pandemic. During most of fiscal year 2020, our management team maintained an unrelenting focus on the health and safety of our employees, while simultaneously maintaining operation of our manufacturing facilities and supporting customer product delivery commitments. In this environment, delivering on our business strategy required a highly engaged and motivated leadership.
In determining our executive compensation programs and policies, the Compensation Committee considers stockholder interests, market best practice and market norms. We target compensation generally at market medians based on our Compensation Peer Group. However, we let performance against established goals dictate where actual compensation falls versus the market. At times, to reflect skills, experience and market conditions, total compensation for an individual may deviate from market median.
Our Executive Compensation Programs
What We Do	What We Don’t Do
✓ Pay for performance — structure a substantial portion of pay to be “at risk” and based on Company performance	x Typically guarantee bonuses or base salary increases
✓ Provide bonuses that are dependent on meeting corporate and personal objectives with reasonable cap	x Generally provide single-trigger change-of-control arrangements
✓ Retain independent compensation consultant
✓ Formally assess risk within the executive compensation program
✓ Set incentive plan targets that consider internal strategic plans for performance expectations
✓ Ensure the independence of the Committee members and the advisors who report to them
✓ Prohibit hedging transactions with respect to Velodyne Lidar shares
Oversight of Executive Compensation
The Compensation Committee is comprised of independent, non-employee members of the Board of Directors and is responsible for evaluating and making recommendations as to the compensation paid to the named executive officers.

Prior to the merger and public listing, the Company used a peer group developed with the assistance of Compensia, an independent compensation consulting firm who previously acted as the Company’s compensation consultant. The peer companies were:
A10 Networks	Model N
Ambarella	NeoPhotonics
Cloudflare	Oclaro
FireEye	PagerDuty
Five9	PDF Solutions
Forescout Technologies	Power Integrations
Inphi	Qualys
Inseego	Rambus
InterDigital	SVMK
MaxLinear	Talend
Medallia	Xperi
MobileIron	Zuora
In preparation for the completion of business combination, the Compensation Committee engaged Radford as its independent consultant. Among other things, Radford advised the Compensation Committee to establish a peer group of companies. The peer group was recommended by Radford and selected based on the following parameters: publicly traded technology hardware and equipment companies that have gone public in the last 10 years, revenues under $400 million, market capitalizations generally from one-third to three times Velodyne Lidar’s projected market value (pre-IPO) and geographic locations in the San Francisco Bay Area as well as other technology hubs. The peer companies ultimately selected to assist with the determination of the compensation for our executive officers in 2021 are:
Acacia Communications	MaxLinear
ACM Research	Onto Innovation
Ambarella	PagerDuty
Axcelis Technologies	Photronics
Calix	Power Integrations
FormFactor	Qualys
Inphi	Rambus
Lattice Semiconductor	Semtech
MACOM Technology Solutions	Xperi
Graf’s Executive Compensation Program Prior to Completion of the Business Combination
Prior to the completion of the business combination, none of Graf’s executive officers received any cash compensation for services rendered. Graf reimbursed an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of Graf’s management team in an amount not to exceed $5,000 per month in the event such space and/or services were utilized and Garf did not pay directly for such services.
In addition, the Sponsor and Graf’s executive officers or any of their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on Graf’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Graf’s behalf. Graf’s audit committee reviewed, on a quarterly basis, all payments that were made to the Sponsor, Graf’s officers or their respective affiliates. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, were paid to the Sponsor, executive officers, or any of their respective affiliates, prior to completion of the business combination.

2020 Summary Compensation Table
The following table shows information regarding the compensation of Velodyne Lidar’s named executive officers for services performed during the years ended December 31, 2020 and 2019.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)	Total ($)
Anand Gopalan Chief Executive Officer and Director	2020	499,138	306	924,183	24,281,575	425,000	4,500(4)	26,134,702
	2019	465,600	306		2,146,500	281,106	4,500(4)	2,897,706
Marta Thoma Hall(5) Chief Marketing Officer and Director	2020	385,865	306		3,450,915	0	47,791(6)	3,884,877
	2019	374,668	306		994,350	187,460		1,556,784
Thomas R. Tewell(7) Chief Operating Officer	2020	395,271	306		3,163,665	237,312	85,861(8)	3,882,415
	2019	385,991	306		1,136,400	247,200	88,710(9)	1,858,607

(1)
Reflects annual holiday cash bonus paid to all Company employees in December 2020.

(2)
Represents the aggregate grant date fair value of stock options and RSU awards granted during 2020 to the officer, computed in accordance with FASB ASC Topic 718 and SEC rules. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. See Note 8 to Velodyne Lidar’s consolidated financial statements included elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the assumptions made by us in determining the grant date fair value of Velodyne Lidar’s equity awards. The values reflected in the “Stock Awards” column reflect the sum of the grant date fair value for both RSU awards originally granted to the named executive officer in 2020 and for the additional incremental values resulting from the Company’s modification during 2020 of RSUs held by the named executive officer (whether granted in 2020 or granted during a prior year). The RSUs were modified on October 30, 2020 when our Board of Directors waived the liquidity event vesting condition that had applied to the awards requiring completion of an initial public offering or a change in control of Velodyne Lidar in light of completion of the business combination. Specifically, the amount included in the “Stock Awards” column comprises for each officer the following amounts: for Dr. Gopalan, $7,944,707 for RSUs newly granted in 2020 and $16,336,868 for RSU awards modified in 2020; for Ms. Hall, $866,477 for RSUs newly granted in 2020 and $2,584,438 for RSU awards modified in 2020; and for Mr. Tewell, $866,477 for RSU awards newly granted in 2020 and $2,297,189 for RSU awards modified in 2020.

(3)
Represents bonuses earned under Velodyne Lidar’s annual cash incentive bonus plans with respect to 2020 and 2019 performance.

(4)
Reflects amount contributed by the Company to the named executive officer’s 401(k) plan account during the fiscal year.

(5)
Velodyne Lidar terminated Ms. Hall’s employment on February 19, 2021. She continues to serve as a member of the Board of Directors.

(6)
Reflects the following income amounts recognized by Ms. Hall: $33,000 in connection with transfer of ownership of a company vehicle and $14,971 in related tax gross-up payments.

(7)
Mr. Tewell resigned his position with the Company in March 2021.

(8)
Reflects the following income amounts recognized by Mr. Tewell: $4,500 contributed by Velodyne Lidar to his 401(k) plan account, and an aggregate of $81,361 comprised of $7,200 for a vehicle allowance, $48,000 in connection with temporary living arrangements, $945 for personal travel expenses, $25,166 in tax gross-ups related to the vehicle, temporary living and personal travel arrangements, and $51 for a health premium refund.

(9)
Reflects the following income amounts recognized by Mr. Tewell: $4,500 contributed by Velodyne Lidar to his 401(k) plan account, and an aggregate of $84,210 comprised of $7,200 for a vehicle allowance, $48,000 in connection with temporary living arrangements, $2,024 for personal travel expenses, and $26,987 in tax gross-ups related to the vehicle, temporary living and personal travel arrangements.
Narrative Disclosure to Summary Compensation Table
The three principal components of our executive compensation program for our named executive officers in 2020 were base salary, annual performance-based bonus and long-term incentive equity compensation. For compensation paid in fiscal year 2020, Velodyne Lidar was operating as a private company and did not have any formal plan policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, Velodyne Lidar used market data to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believed appropriate to achieve the goals of our executive compensation program and our corporate objectives. In line with our pay for performance philosophy, we structured a significant portion of our named executive officers’ 2020 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and long-term incentives.
The following shows the proportion of our CEO’s fiscal year 2020 compensation related to equity awards and incentive bonus relative to his base salary:

(1)
Represents compensation assuming 100% target payout in 2021.

The above graph depicts our CEO’s actual total pay for fiscal year 2020, which includes the effect of a one-time modification to our CEO’s RSU awards as approved by our Board of Diretors related o the completion of the business combination with Graf Industrial Corp. Specifically, the equity awards reflect the sum of the grant date fair value for both RSU awards originally granted to our CEO in 2020 and for the additional incremental values resulting from the Company’s modification during 2020 of RSUs held by our CEO (whether granted in 2020 or granted during a prior year). The RSUs were modified on October 30, 2020 when our Board of Directors waived the liquidity event vesting condition that had applied to the awards requiring completion of an initial public offering or a change in control of Velodyne Lidar in light of completion of the business combination.
Base Salary
Base salary provides financial stability and security to our named executive officers through a fixed amount of cash for performing job responsibilities. The annual base salaries of named executive officers will be reviewed from time to time and adjusted when the Board of Directors or Compensation Committee determines an adjustment is appropriate. Each of the named executive officers’ 2020 annual base salary rates are listed in the table below:
Named Executive Officer	2020 Base Salary
Anand Gopalan	$500,000
Marta Thoma Hall	$386,200
Thomas R. Tewell	$395,500

Annual Performance-Based Bonuses
Each of Velodyne Lidar’s named executive officers is eligible to earn an incentive bonus for each of Velodyne Lidar’s fiscal years they are employed by us. The Compensation Committee typically sets target bonus opportunities as a percentage of Velodyne Lidar’s named executive officers’ annual base salaries as follows:
Named Executive Officer	2020 Bonus Target (as a % of Base Salary)
Anand Gopalan	100%
Marta Thoma Hall	50%
Thomas R. Tewell	80%
Dr. Gopalan’s target bonus opportunity was increased from 60% to 100% of his base salary effective January 1, 2020, under the terms of his new employment agreement and in tandem with his promotion to CEO.
For 2020, Velodyne Lidar’s named executive officers earned bonuses based on the achievement of the Company’s stated objective goals along with individual performance goals. The company and individual performance goals vary from year to year and from executive to executive. For the 2020 bonus these goals included raising capital to fund Velodyne Lidar’s strategic vision, continued innovation of new products, and right sizing the organization for success on our new path forward as a public company.
Based on the achievement of corporate and individual performance goals, Dr. Gopalan was awarded 85% of his target bonus for 2020, Mr. Tewell 75% of his target bonus, and Ms. Hall 0% of target bonus as reflected in the 2020 Summary Compensation Table above. Ms. Hall left the Company prior to the Company bonus being paid out and therefore was not eligible for a 2020 fiscal year bonus.
Equity-Based Incentive Awards
Velodyne Lidar offers stock options as well as time-based RSUs and performance-based restricted stock units (“PSUs”) to Velodyne Lidar’s named executive officers as the long-term incentive component of Velodyne Lidar’s compensation program. Velodyne Lidar typically grants equity-based awards to new hires upon their commencing employment with us. Stock options allow employees to purchase shares of Velodyne Lidar’s Common Stock at a price per share at least equal to the fair market value of Velodyne Lidar’s Common Stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. All of our named executive officers received RSU awards in recognition of their service to us and to further incentivize continued performance. Generally, Velodyne Lidar’s equity-based awards vest over four years, subject to the employee’s continued employment with us on each vesting date. Prior to our becoming a company whose stock is publicly traded, our RSUs were also generally subject to a liquidity event vesting condition.
Individual grants are determined based on a number of factors, including Company and individual performance. In 2020, the Board of Directors approved the following awards to our named executive officers serving at such time.
Named Executive Officer	2020 Stock Options	2020 RSUs
Anand Gopalan	440,673	1,322,019*
Marta Thoma Hall	—	117,512
Thomas R. Tewell	—	117,512

*
Reflects number of shares subject to RSUs at target-level performance achievement. Additional details regarding this award are described below under “Our Chief Executive Officer’s Compensation.”

Actions the board of directors took in October 2020 regarding waiving certain vesting conditions applicable to outstanding RSUs are described in Footnote 2 to the 2020 Summary Compensation Table above. The details of equity awards held by our named executive offices at December 31, 2020 are set forth in “Outstanding Equity Awards at 2020 Year-End,” and certain additional provisions applicable to equity awards granted to Dr. Gopalan are described below.
Our Chief Executive Officer’s Compensation
Velodyne Lidar initially entered into an employment agreement with Dr. Gopalan when he commenced employment. Upon his promotion to our Chief Executive Officer, we entered into a new employment agreement with him, effective January 1, 2020 (the “Promotion CEO Agreement”). That employment agreement was amended effective January 1, 2021 (the “Amended CEO Agreement”). We refer to the Promotion CEO Agreement and the Amended CEO Agreement collectively as the “CEO Agreement.”
The Promotion CEO Agreement contains Dr. Gopalan’s annual base salary, bonus opportunity and severance rights and describes certain equity awards that Velodyne Lidar granted to Dr. Gopalan in 2020, as follows: an option to purchase 440,673 shares of Velodyne Lidar’s common stock (the “Promotion Option”), a restricted stock unit award covering 881,346 shares of common stock (the “Promotion RSUs”), and a second restricted stock unit award covering up to 1,101,683 shares of common stock, with a target award of 440,673 RSUs (the “Performance RSUs”).
Each of these three awards are subject to different vesting schedules, as follows:
•
Twenty-five percent of the shares of common stock subject to the Promotion Option vested after 12 months of continuous service following January 1, 2020, and the balance vest in equal monthly installments over the next 36 months of Dr. Gopalan’s continuous service.

•
The Promotion RSUs are subject to the satisfaction of a time-based vesting requirement that was tied to completion of certain corporate transactions on or prior to January 1, 2021. Our Board of Directors approved on October 30, 2020 the waiver of that transactional vesting condition in light of completion of the business combination, and so the award is currently subject only to time-vesting as a result of which 58.33% of the Promotion RSUs vested upon Dr. Gopalan’s remaining in continuous service through January 1, 2021 and 6.25% of the Promotion RSUs will vest upon his remaining in continuous service through each of the next six successive three-month periods, and the final tranche of 4.17% after the seventh three-month period, thereafter.

•
The number of Performance RSUs, up to 1,101,683, that will vest is determined by the amount of appreciation Velodyne Lidar’s common stock experiences between January 1, 2020 and December 31, 2022. If the value of Velodyne Lidar’s common stock on December 31, 2022 is between $7.41 and $9.88 per share, the reference price on which the price-based performance objectives are based, then 330,505 Performance RSUs will vest. The amount of Performance RSUs that vest will scale up to 1,101,683 RSUs, all of which will vest if Velodyne Lidar’s common stock on December 31, 2022 has a value equal to greater than $24.71, which is 250% of $9.88.

The Amended CEO Agreement provides Dr. Gopalan with a salary increase to $570,000, effective January 1, 2021, and provides that Dr. Gopalan will receive two additional RSU awards covering shares of common stock. The first such award (the “2021 Time-Vesting RSU”) will be for 182,815 RSUs and subject to time-based vesting conditions, with 25% of this award vesting on December 31, 2021 and one-twelfth of the award vesting at the end of each quarter after that date, subject to Dr. Gopalan’s remaining in continuous service through the applicable vesting date. The second award (the “2021 Performance Unit Award”), which will be for 45,705 RSUs at target-level achievement and up 52,561 RSUs at maximum-level achievement, will be subject to time-based vesting through December 31, 2023 as well as, in part, performance-based vesting tied to performance objectives to be determined by the Board.
The CEO Agreement provides Dr. Gopalan with specified severance and equity award vesting acceleration benefits. Generally, if Dr. Gopalan’s employment is terminated without cause by us or he resigns for good reason, and subject to requirements that he provide a release of claims, he will become entitled to cash payments equal to the sum of his annual base salary and his target bonus opportunity, as well as reimbursement for his medical insurance premiums for twelve months following termination. In addition, if his employment is terminated without cause by us or he resigns for good reason during the period commencing one month prior to and ending 12 months after a sale event, his equity awards then subject to time-based vesting will become fully vested and his performance-based equity awards will be deemed vested assuming either target level performance objective achievement or substituting the per-share transaction price for price-based vesting targets, as applicable. If his employment is terminated without cause or he resigns for good reason outside the context of a sale event, he will generally become entitled to the same vesting as described in the preceding sentence, except that the new equity awards provided for under the Amended CEO Agreement would be entitled only to pro-rata vesting. The Amended CEO Agreement provides him with certain rights to receive the above cash and medical insurance reimbursement severance benefits as well as the vesting acceleration benefits described in the preceding sentence upon certain additional potential employment termination scenarios during the period between June 1, 2021 and December 31, 2021.
If Velodyne Lidar is subject to a sale event while Dr. Gopalan remains in continuous service and awards are not assumed by the acquirer or its parent, continued by the surviving company or substituted for an equivalent award or cash payment, then his outstanding equity awards will be deemed vested in full immediately prior to the sale event (with performance-based equity awards generally deemed vested assuming either target level performance objective achievement or substituting the per-share transaction price for price-based vesting targets, as applicable).
Employee Benefits and Perquisites
Our named executive officers are eligible to participate in our health and welfare plans to the same extent as are other full-time employees generally. We reimburse our named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us.
Our named executive officers are also eligible to participant in the 401(k) plan. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by us, if any, will be deductible by us when made. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. In the year ended December 31, 2020, Velodyne Lidar made a 401(k) contribution of $4,500 for each of Dr. Gopalan and Mr. Tewell (Ms. Hall did not participate in the 401(k) plan).
We provided certain vehicle-related expenses to Ms. Hall and Mr. Tewell and a temporary living arrangement allowance to Mr. Tewell, as well as related gross-ups with respect to the income recognized by him in connection with these amounts. We have also paid certain personal travel expenses for Mr. Tewell in the amounts reflected in the footnotes to the 2020 Summary Compensation Table above.
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.
Outstanding Equity Awards at 2020 Year-End
The following table provides information regarding outstanding equity awards held by Velodyne Lidar’s named executive officers as of December 31, 2020. The number of shares subject to each award and, where applicable, the exercise price per share, reflect all changes as a result of Velodyne Lidar’s capitalization adjustments related to the business combination.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.
		Option Awards				Stock Awards
Name	Footnote	Number of Securities Underlying Unexercised Options (#) Vested	Number of Securities Underlying Unexercised Options (#) Unvested	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(*)(1) ($)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anand Gopalan	(2)	146,890	0	$6.15422	03/22/2027
	(3)	0	0			32,133	$733,275.06
	(4)	0	0			110,168	$2,514,033.76
	(5)	0	0			82,627	$1,885,548.14
	(6)	0	0			50,494	$1,152,273.08
	(7)	0	0			312,173	$7,123,787.86
	(8)	0	0			0	0	330,505	7,542,124.00
	(9)	0	440,673	$5.73214	05/28/2030
	(10)	0	0			55,671	$1,270,412.22
Marta Thoma Hall	(11)	0	0			57,839	$1,319,885.98
	(12)	0	0			117,512	$2,681,623.84
	(13)	0	0			7,793	$177,836.26
Thomas R. Tewell	(14)	0	0			33,050	$754,201.00
	(15)	0	0			32,133	$733,275.06
	(16)	0	0			66,101	$1,508,424.82
	(17)	0	0			117,512	$2,681,623.84
	(18)	0	0			7,793	$177,836.26

(*)
The closing market price of Velodyne Lidar’s Common Stock on December 31, 2020 was $22.82 per share.

(1)
Each RSU represents the right to receive one share of Common Stock. RSUs held by a named executive officer as of December 31, 2020 as to which the liquidity event vesting condition originally applicable to the award was waived on October 30, 2020 by the Board of Directors in order to provide the holders of such awards with the treatment that they would have received if the pre-combination Velodyne Lidar had completed an initial public offering, and as to which the time-based vesting condition had also been satisfied as of December 31, 2020, remained unsettled as of that date and are not reflected in this column because they were vested.

(2)
The stock option is fully vested.

(3)
The applicable service-based requirement applied to 73,445 RSUs and will be or was satisfied with respect to 25% of the RSUs when the named executive officer remained in continuous service through the one-year anniversary of September 29, 2018 and has continued vesting with respect to 6.25% of the RSUs when the named executive officer completes or completed each three months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.

(4)
The applicable service-based requirement applied to 220,336 RSUs and will be or was satisfied with respect to 25% of the RSUs when the named executive officer remained in continuous service through the one-year anniversary of November 26, 2018 and with respect to 6.25% of the RSUs when the named executive officer completes or completed each three months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(5)
The applicable service-based requirement applied to 146,891 RSUs and will be or was satisfied with respect to 25% of the RSUs when the named executive officer remains in continuous service through the one-year anniversary of February 22, 2019 and with respect to 6.25% of the RSUs when the named executive officer completed or completes each three months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.

(6)
The applicable service-based requirement applied to 73,445 RSUs and will be or was satisfied with respect to 25% of the RSUs will vest on the one-year anniversary of July 8, 2019 and with respect to 6.25% of the RSUs when the named executive officer completed or completes each three months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.

(7)
The applicable service-based requirement applies to 881,346 RSUs and, as a result of our Board of Directors waiving the transactional-vesting condition on October 30, 2020, was or will be satisfied with respect to 58.33% of RSUs if the named executive officer remains in continuous service through January 1, 2021 (such date, the “Initial Vesting Date”), and in installments with respect to the remaining Promotion RSUs when the named executive officer completes each of the next seven successive three-month periods of continuous service. Additional details regarding the Promotion RSUs, including with respect to potential accelerated vesting, are described above in “Our Chief Executive Officer’s Compensation.”

(8)
The applicable service-based requirement will be satisfied if the named executive officer remains in continuous service through January 1, 2023 (the “Performance RSU Vesting Date”). The portion of the Performance RSUs that will become vested on the Performance RSU Vesting Date will be determined based on the closing price of our Common Stock on the trading day prior to the Performance RSU Vesting Date, with the threshold level performance achievement resulting in the officer’s vesting in 75% of the target number of RSUs (the number of Performance RSUs reflected in the table above), the target level performance achievement resulting in his vesting in 440,683 Performance RSUs, and the maximum level performance achievement resulting in his vesting in up to 1,101,683 Performance RSUs. Additional details regarding the Performance RSUs, including with respect to potential accelerated vesting, are described above in “Our Chief Executive Officer’s Compensation.”

(9)
The stock option vested with respect to 25% of the shares on January 1, 2020 and will vest in equal monthly installments over the following 36 months of continuous service thereafter, provided, that the named executive officer remains in continuous service on such vesting date. Additional details regarding the Promotion Option, including with respect to potential accelerated vesting, are described above in “Our Chief Executive Officer’s Compensation.”

(10)
The applicable service-based requirement will be satisfied with respect to 100% of the RSUs if the named executive officer remains in continuous service through March 29, 2021.

(11)
The applicable service-based requirement applied to 102,823 RSUs and was satisfied with respect to 25% of the RSUs on February 22, 2020 and with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.

(12)
The service-based requirement was satisfied with respect to 25% of the RSUs when the named executive officer remained in continuous service through March 11, 2021 and with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three months of continuous service thereafter. Continuous service includes service as a member of our Board of Directors.

(13)
The applicable service-based requirement will be satisfied with respect to 100% of the RSUs if the named executive officer remains in continuous service through March 29, 2021.

(14)
The applicable service-based requirement applied to 205,647 RSUs and was satisfied with respect to (i) 29,379 of the RSUs immediately upon grant, (ii) 25% of the RSUs when the named executive officer remained in continuous service through September 25, 2018 and (iii) with respect to 6.25% of the

RSUs when the named executive officer completes or, as applicable, completed each three months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(15)
The applicable service-based requirement applied to 73,445 RSUs and was satisfied with respect to 25% of the RSUs when the named executive officer remained in continuous service through September 29, 2019 and with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.

(16)
The applicable service-based requirement applied to 117,512 RSUs and was satisfied with respect to 25% of the RSUs when the named executive officer remains or, as applicable, remained in continuous service through February 22, 2020 and with respect to 6.25% of the RSUs when the named executive officer completed each three months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.

(17)
The applicable service-based requirement will be satisfied with respect to 25% of the RSUs when the named executive officer remains or, as applicable, remained in continuous service through the one-year anniversary of March 11, 2020 and with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three months of continuous service thereafter.

(18)
The applicable service-based requirement will be satisfied with respect to 100% of the RSUs if the named executive officer remains in continuous service through March 29, 2021.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
We have two equity compensation plans under which shares of Common Stock are authorized for issuance to eligible employees, directors and consultants: (i) the 2020 Equity Incentive Plan (the “2020 Plan”) and (ii) the 2020 Employee Stock Purchase Plan (the “ESPP”). The following table provides certain information with respect to each of our equity compensation plans in effect as of December 31, 2020:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	13,682,673(1)	$5.86(2)	13,359,688(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	13,682,673	$5.86	13,359,688

(1)
Includes 597,354 shares subject to outstanding options and 13,085,319 shares subject to outstanding RSUs.

(2)
The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs since RSUs have no exercise price.

(3)
Includes shares available for future issuance under the 2020 Plan and the ESPP. As of December 31, 2020, 9,867,591 shares were available for issuance under the 2020 Plan and 3,492,097 shares were available for issuance under the ESPP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Change in Independent Registered Public Accounting Firm
As previously disclosed, on September 29, 2020, the Audit Committee of the Board of Directors dismissed WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm. The reports of Withum on the Company’s financial statements as of and for the fiscal years ended December 31, 2019 and December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. On September 29, 2020, the Audit Committee approved the appointment of KPMG LLP as the Company’s independent registered public accounting firm.
During the Company’s fiscal years ended December 31, 2019 and December 31, 2018 and the subsequent interim period through September 29, 2020, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such years. During the Company’s fiscal years ended December 31, 2019 and December 31, 2018 and the subsequent interim period through September 29, 2020, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
During the fiscal years ended December 31, 2019 and December 31, 2018 and through the subsequent interim periods through September 29, 2020, neither the Company, nor any party on behalf of the Company, consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by KPMG that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Audit and Non-Audit Fees
The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2020 and December 31, 2019 by KPMG LLP, our independent registered public accounting firm since the closing of the business combination and the independent registered public accounting firm of Velodyne Lidar, Inc. prior to the closing of the business combination.
	Year Ended December 31,
	2020	2019
Audit Fees(1)	$2,660,074	$1,580,904
Tax Fees(2)	72,600	273,152
Total Fees	$2,732,674	$1,854,056

(1)
For professional services rendered for the audits of annual consolidated financial statements (including the review of quarterly interim consolidated financial statements), consents, assistance and review of documents filed with the SEC, other services normally provided in connection with statutory or regulatory filings or engagements, the SPAC merger transaction and subsequent SEC filings including registration statements (approximately $958,000 in 2020) and the Company’s abandoned IPO (approximately $662,000 in 2020 and approximately $723,000 in 2019).

(2)
Consists of fees for professional services for tax compliance, tax planning and tax advice. These permissible tax services include consultation on tax matters and assistance regarding federal and state tax compliance.

All fees described above were pre-approved by the audit committee.

Pre-approval Policies and Procedures
The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by KPMG LLP, our independent registered public accounting firm. The audit committee pre- approves specified services in defined categories of audit services, audit- related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of KPMG LLP or on an individual case-by-case basis before KPMG LLP is engaged to provide a service. The audit committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
The Audit Committee of our Board of Directors consists of the three non-employee directors named below and operates under a written charter adopted by our Board of Directors. Our Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. Our Board of Directors has also determined that Mr. Dee and Ms. Samardzich each is an Audit Committee financial expert as described in applicable rules and regulations of the SEC.
The principal purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which our Board of Directors adopted and which the Audit Committee reviews on an annual basis.
Our management is responsible for preparing our financial statements and our financial reporting process. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of the effectiveness of our internal control over financial reporting as of the end of the fiscal year.
The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “10-K”).
The Audit Committee has also reviewed and discussed with KPMG LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with KPMG LLP those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”), including General Auditing Standards 1301, Communications with Audit Committees, and the SEC. Additionally, KPMG LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG LLP its independence from the Company and satisfied itself as to the independence of KPMG LLP.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 10-K for filing with the SEC.
Submitted by the following members of the Audit Committee:
Christopher Thomas, Chair
Barbara Samardzich
Michael Dee

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Velodyne Lidar, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1
Election of Directors
General.   Our Board of Directors currently consists of eight directors. Our Board of Directors is divided into three classes with staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
The terms of the Class I directors, Hamid Zarringhalam and Barbara Samardzich expire at the Annual Meeting. Ms. Samardzich is not standing for re-election. The Class II directors will serve until our annual meeting of stockholders in 2022. The Class III directors will serve until our annual meeting of stockholders in 2023.
Background.
Our Governance Structure and the Business Combination.   On September 29, 2020, our company (formerly known as Graf Industrial Corp.) consummated its business combination with Velodyne Lidar, Inc., which had previously been private and became a public company upon the closing of the business combination (the “Closing”). Effective upon the Closing, Graf changed its name to Velodyne Lidar, Inc. and the size of the Board was increased to eight directors, with the directors at the time of Closing consisting of: (i) James Graf and Michael Dee, who were the only Graf officers and directors remaining with our company after the Closing as independent directors of Velodyne Lidar, and (ii) four members of the previously private company’s board who were appointed to our Board, including former executive Chairman David Hall and his wife, Marta Hall. Also in connection with the Closing, and as agreed to in the business combination approved by stockholders, we amended and restated our certificate of incorporation and bylaws and adopted Board committee charters and corporate governance guidelines, which provided for, among other features, our classified Board structure.
The Halls’ Governance Proposal and the Special Committee.   On December 17, 2020, David and Marta Hall, represented by their own counsel, presented their governance proposals to the Board, which consisted in general of steps that would have had the effect of enhancing the Halls’ control over Velodyne Lidar, including the following:
•
The declassification of the Board and the ability of David Hall to solely appoint six of Velodyne Lidar’s eight directors (and remove them), subject to applicable Nasdaq listing rules;

•
The appointment of David Hall, who at the time was our Executive Chairman, to our independent Compensation Committee, and a clarification in our governance documents that all directors are invited to attend all meetings of the Audit and Compensation Committees; and

•
The expansion of the Executive Chairman’s role such that the Chief Executive Officer would report to the Board as well as the Executive Chairman, who would also be given the right to remove the Chief Executive Officer unilaterally without Board approval.

As the governance proposals presented an interested party transaction for the Halls, the Board of Directors formed a special committee to, among other things, evaluate and respond to the governance proposals, determine the advisability of each of the governance proposals and negotiate with the Halls on the Board’s behalf with respect to the governance proposals (the “Special Committee”). The Special Committee retained outside counsel to advise it with respect to these proposals.
David Hall Resignation; Special Committee Response to Governance Proposals.   On January 7, 2021, David Hall voluntarily resigned as an employee of Velodyne Lidar. He retained his role as Chairman of the Board. On January 13, 2021, the Special Committee, after holding a series of meetings to review, evaluate and respond to the Halls’ governance proposals, provided its responses to the Halls, including among other items:
•
That the Board should maintain its classified board structure, which the Special Committee noted was consistent with market practice for companies that have recently gone public;

•
That the Board should establish a Nominating and Governance Committee consisting of David Hall and two independent directors, which committee would (i) identify qualified director candidates,

review and evaluate their qualifications, and recommend that the Board select such candidates to fill vacancies and be elected by stockholders and (ii) hire a leading professional search firm to help identify qualified candidates and also consider recommendations of director candidates from any director, members of management and stockholders. In addition, under this proposal, David Hall would have the same ability as other committee members to identify candidates and participate in the committee’s evaluation of such candidates, and to the extent that the committee and the Board would determine such candidates, including those identified by David Hall, to be qualified, they would be selected as director nominees (or appointed to fill a vacancy, as applicable);
•
The Special Committee’s support for the Halls’ proposal that David Hall join the Compensation Committee (subject to the Nasdaq requirement that a Compensation Committee be fully independent one year from the date of losing controlled company status);

•
That all directors shall be invited to attend regularly scheduled Audit and Compensation Committee meetings; however, each committee would retain the right to meet solely with committee members as the committee deems appropriate, and to exclude such members or directors who may be interested parties in the topics under discussion; and

•
That the Chief Executive Officer would continue to report to the Board (rather than to the Executive Chairman), and that Mr. Hall would, following his resignation as an employee, continue to serve as the Non-Executive Chairman with the functions of a Non-Executive Chairman.

Following the Special Committee’s responses to the Halls’ governance proposals, the Halls and their attorney did not engage in any discussions or dialogue with the Special Committee regarding its responses.
Nomination Process.   On January 15, 2021, the Board authorized a Nominating Committee consisting of James Graf, Marta Hall and Christopher Thomas (the “Committee”) to consider and recommend candidates as Class I directors to be voted upon at the Annual Meeting. On January 18, 2021, Barbara Samardzich informed the Board of Directors of her decision not to stand for re-election as a Class I director at the Annual Meeting. The Committee met in late January to discuss potential candidates and Marta Hall identified candidates that the Halls were considering as potential nominees. The members of the Committee and other members of the Board of Directors discussed the candidates proposed by the Halls and agreed to interview them in an attempt to avoid a situation in which the Halls would nominate candidates the remainder of the Board would not support. Members of the Board held interviews with those potential candidates including Eric Singer and Deborah Hersman. At subsequent Board meetings, the potential candidates for Class I directors were discussed further.
On February 3, 2021, attorneys for the Halls informed the attorneys for the Special Committee that, if the Board did not endorse the candidates proposed by the Halls, the Halls would nominate those candidates nonetheless. On February 12, 2021, prior to the deadline contained in Velodyne Lidar’s Amended and Restated Bylaws for director nominations from stockholders, David Hall nominated Eric Singer as a candidate to be elected as a Class I director at the Annual Meeting.
On February 15, 2021, James Graf resigned as a Class II director and, on February 24, 2021, Christopher Thomas resigned as a Class I Board member and was appointed to fill the vacancy as a Class II director created by Mr. Graf’s resignation. The Board also appointed Hamid Zarringhalam to fill the Class I director vacancy. Mr. Zarringhalam had been a Board observer, and the Halls had previously stated that Mr. Zarringhalam was acceptable to them as a director.
On March 2, 2021, David Hall resigned as a Class III Board member. The Board retained Spencer Stuart to help identify a replacement for Mr. Hall. On March 15, 2021, Ms. Hersman, who was previously identified by the Halls, was appointed by the Board to fill the vacancy created by Mr. Hall’s resignation.
Velodyne Lidar Board Recommendation.   Our Board of Directors nominated Hamid Zarringhalam for election as a Class I director at the Annual Meeting. We have determined that Hamid Zarringhalam possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills that contributed to our conclusion that Hamid Zarringhalam should serve as a Class I director are noted in his biography.

David Hall nominated Mr. Singer for the other Class I director seat on February 12, 2021. Prior to the nomination, members of the Board interviewed Mr. Singer and reviewed his qualifications and experience, including his experience engaging in proxy fights through his activist fund Viex Capital Advisors LLC. Members of the Board were advised via a public filing by David Hall that Mr. Singer was being compensated separately by the Halls with $100,000 in cash to be a nominee and, if he became a director, would receive 25,000 additional shares in consideration from the Halls’ personal holdings over and above the standard that would otherwise be payable pursuant to the non-employee director compensation program approved by the Board with advice from an independent compensation consulting firm. At the time of the filing, this total additional consideration was valued at approximately $675,000. The members of the Board remain concerned that, as a result of this compensation arrangement, Mr. Singer will be unduly influenced by the Halls. Additionally, the members of the Board also concluded that a director with skills more directly related to Velodyne Lidar’s business would be preferable to Mr. Singer. In addition, the members of the Committee noted that in a Delaware Court of Chancery case, In re PLX Technology Inc. Stockholder Litigation, decided in October 2018, Mr. Singer was found by the Court to have breached his fiduciary duties as a director of PLX Technology Inc., by favoring the interests of one shareholder over the interests of shareholders generally and to have induced the other directors to breach their duties.
Consequently, the Board of Directors does not recommend Mr. Singer as member of the Board and is recommending that stockholders not vote for Mr. Singer.
To be clear, the Board of Directors of Velodyne Lidar does not recommend any candidate for election other than Mr. Zarringhalam.
Mr. Zarringhalam, Corporate Vice President of Nikon Corporation, had served as an observer of Velodyne Lidar’s Board of Directors since September 2018, and the Halls had previously stated that Mr. Zarringhalam was acceptable to them as a director. If elected, Mr. Zarringhalam will be eligible to serve on our Board of Directors until our 2024 annual meeting of stockholders and until his respective successor has been elected and qualified. Biographical information for Hamid Zarringhalam and the members of our Board of Directors is set forth in this proxy statement under the heading “Directors, Executive Officers and Corporate Governance — Directors and Executive Officers.”
Class I Directors are elected by a plurality of the votes properly cast in person or by proxy. The nominees for Class I director receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Zarringhalam. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee.
Mr. Zarringhalam has indicated that he is willing and able to serve as a director; however, if Hamid Zarringhalam becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Mr. Zarringhalam has consented to being named in the proxy statement and to serve as a director if elected. If any substitute nominee is so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the amended proxy statement and to serve as a director if elected, and includes certain biographical and other information about such nominee required by the applicable rules promulgated by the SEC.
The Board Of Directors Recommends
A Vote “FOR” Hamid Zarringhalam.
The Board of Directors of Velodyne Lidar does not recommend any candidate for election other than Mr. Zarringhalam.

PROPOSAL 2
Ratification of Appointment of KPMG LLP as our
Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021
The Audit Committee of our Board of Directors has selected KPMG LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of our Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of our Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions will be counted as present for purposes of determining the presence of a quorum, but will not be considered as votes cast for or against this proposal, and will therefore have no effect on the outcome of the vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The Board of Directors Unanimously Recommends
a Vote “FOR” the Ratification the Appointment of KPMG LLP
as our Independent Registered Public Accounting Firm for the Fiscal Year Ending
December 31, 2021.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Michael Vella Michael Vella General Counsel and Acting Corporate Secretary
May 17, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

VELODYNE LIDAR, INC.

MOBILE VOTING –
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE NOMINEE FOR DIRECTOR AND PROPOSAL 2.

	FOR	WITHHOLD AUTHORITY to vote
1. Election of Class I Directors (1) Hamid Zarringhalam	☐	☐

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**2021.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. VELODYNE LIDAR, INC. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. Your Mobile or lntern et vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Votes submitted electronically over the Internet must be received by 11 :59 p.m., Eastern Time, on May 27, 2021. r7 VOTE BY INTERNET - .,._. www.cstproxyvote.com Use tile Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. iii VOTE AT THE MEETING - If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at tile annual meeting. To attend tile annual meeting, visit: https:f/www,cstproxy.co1n/velodynelidar1202'1 MOBILE VOTING - On you r SmartphonefTablet, open the QR Reader and scan the below imag:e. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. VOTE BY MAIL- Mark, sign and date your proxy card and return ti. in the postage-paid envelope provided. • PROXY FOLD HERE· DO NOT SEPARATE· INSERT IN ENVELOPE PROVIDED• THE BOARD OF DIRECTORS RECOMMENDS YOU VOliE "FOR"
THE NOM,INEE FOR □□ CONTROL NUMBER Signature--,-- ----- - Signature, if held jointly_ --, Date 20.21. Note: Ple-ese sign exactly as name appears hereon. When shares are held by joint owners. both shoold sign. When signing a,s attorney. executor, administrator, trustee, guardian, or corporate officer. pclease give title as sucn.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders To view the 2021 Proxy Statement and 2020 Annual Report and to attend the Annual Meeting, please go to: https:[/www.cstproxy.com/yeIodynelidar/2021 FOLD HERE • DO NOT SEPARATE· INSERT IN ENVELOPE PROVIDED. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VELODYNE LIDAR, INC. The undersigned appoints Anand Gopalan and Andrew Hamer, and each of them as proxies, each with the power to appoint his/her substitute, and authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Velodyne Lidar, Inc. held of recmd by the undersigned at the close of business on April 19, 2021 at the Annual Meeting of Stockholders of Velodyne Lidar, Inc. to be held at 9:00 a.m., Pacific Daylight Time on Friday, on May 28, 2021, or at any adjournment thereof. THIS PROXY, WHENi PROPERLY EXECUTED,. WILL BE VOTED AS INDICATED. IIF NO CONITRARY INDICATION IS MADE, THE PROXY WILL BE VOTED "FOR" ELECTING THE NOMINEE TO THE BOARD OF DI RECTORS AND "FOR" PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS
PROXY HEREIN ONI ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING .. THIS PROXY IS SOLICITED ON BEHALF OIF THE BOARD OF DIRECTORS.(Continued, and to be mark.ed, dated and signed, on the other side)